Exhibit 3.1.1

RESTATED
ARTICLES OF INCORPORATION
OF METALLINE MINING COMPANY

              The following sets forth the Restated Articles of Incorporation for Metalline Mining Company (the “Corporation”), adopted by resolution of the Board of Directors on June 22, 2010, pursuant to N.R.S. §74.403.  The President of the Corporation has been authorized to sign this certificate by resolution of the board of directors adopted on June 22, 2010.  These Restated Articles of Incorporation correctly sets forth the text of the Articles of Incorporation as amended to the date hereof.

No. 1
NAME

The name of the corporation shall be:  Metalline Mining Company

No. 2
LOCATION

           The office of the registered agent shall be located in Clark County at:

2533 North Carson Street
Carson City, NV 89706

No. 3
PURPOSE

           The nature or object or purpose of the business of this corporation shall be:

                      (a) To engage in any lawful business activity.

                      (b) To borrow and/or lend money with or without security.

                      (c) To buy, or sell, or trade in commodities of every nature, including securities, notes, bonds, mortgages, agricultural products, mining products, minerals, metals, commodity futures contracts, titles to or equities in land, buildings, mining claims, oil properties, oil leases, royalty interests, and options to buy or sell any or all of the foregoing.

                      (d) To have and exercise all the rights, powers, and privileges which are now or which may hereafter be conferred upon corporations organized under the same statute as this corporation; and to have and exercise all such rights, powers and privileges as may be necessary, convenient or proper to effectuate and accomplish the objectives and purposes specified in this certificate, and said specified objectives and purposes shall not limit or restrict in any manner the powers of this corporation.

No. 4
CAPITALIZATION

            The total authorized capital stock of this corporation shall be THREE HUNDRED MILLION (300,000,000) shares of COMMON STOCK, each of which shall have the par value of ONE CENT ($0.01).

No. 5
GOVERNING BOARD

This Corporation shall be governed by at least three directors and not more than nine directors.  The directors shall be elected at the annual meetings or any special meeting of the stockholders called for the purpose of electing directors, the holder of each share of stock of this corporation shall have one vote and a plurality of the votes cast at the election shall decide the persons to hold such directorships.

The Board of Directors during a term may decrease in number by the resignation or death of one or more members, but the maximum number of directors cannot be increased. The majority of the surviving directors, in the case of a vacancy by resignation or death, may appoint a person or persons to fill a vacancy or vacancies.

No. 6
ASSESSABILITY OF STOCK

           The shares issued by this corporation, once the par value has been paid in full, shall not be assessable, and any shares issued for services, or property, or considerations other than cash, shall be deemed fully paid up and shall be forever nonassessable.

No. 7
TERM OF EXISTENCE

           The term of existence of this corporation shall be perpetual.

No. 8
BY-LAWS

           The directors shall have power to make such By-Laws as they may deem proper for the management of the affairs of said corporation according to the statute in such case made and provided.

No. 9
VOTING

           Each stockholder will have one vote for each share registered in his or her name. Cumulative voting shall not be allowed.

No. 10
SUBSCRIPTION RIGHTS

           The stockholders of this corporation shall have no preferential right or rights to subscribe to any subsequent issues of the authorized shares of this corporation, unless certain rights or warrants for a specific issue are authorized by the Board of Directors or the Stockholders.

The Company’s President has signed this Restated Articles of Incorporation on the 22nd day of June, 2010.

Metalline Mining Company

By: Merlin Bingham
Merlin Bingham, President